As filed with the Securities and Exchange Commission on July 9, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INMED PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

British Columbia	2834	98-1428279
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 1445 – 885 West Georgia St.
Vancouver, British Columbia, Canada  V6C 3E8

(604) 669-7207

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Registered Agent Solutions, Inc.

1100 H Street NW, Suite 840

Washington, D.C. 20005

(888) 705-7274

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Netta Jagpal Chief Financial Officer InMed Pharmaceuticals Inc. Suite 1445 – 885 West Georgia St. Vancouver, British Columbia, Canada V6C 3E8 (604) 669-7207	Scott Saks Norton Rose Fulbright US LLP 1301 Avenue of the Americas New York NY 10019-6022 United States (212) 318-3151

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☐	Accelerated filer:	☐
Non-accelerated filer:	☒	Smaller reporting company:	☒
		Emerging Growth Company:	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED JULY 9, 2025

InMed Pharmaceuticals Inc.

3,904,726 Common Shares

This prospectus relates to the offer and resale by the selling shareholder identified herein, or the Selling Shareholder, or any of its pledgees, donees, assignees and successors-in-interest, or collectively, the permitted transferees, of up to 3,904,726 of our common shares, no par value per share, or the common shares, consisting of (i) 1,952,363 common shares issuable upon exercise of pre-funded warrants issued to the Selling Shareholder pursuant to the Purchase Agreement (as defined below) and (ii) 1,952,363 common shares issuable upon exercise of preferred investment options issued to the Selling Shareholder pursuant to the Purchase Agreement. See “Prospectus Summary—Recent Developments—Private Placement” for additional information.

We will not receive any proceeds from the sale of common shares by the Selling Shareholder. However, upon (i) the cash exercise of the pre-funded warrants, we will receive the exercise price of such warrants, for an aggregate of approximately $195 and (ii) the cash exercise of the preferred investment options, we will receive the exercise price of such options, for an aggregate of approximately $4.76 million. We will bear all fees and expenses incident to our obligation to register the common shares covered by this prospectus. Brokerage fees, underwriting discounts and commissions, and similar expenses, if any, attributable to the sale of common shares offered hereby will be borne by the Selling Shareholder.

The Selling Shareholder and any of its permitted transferees may offer and sell the common shares covered by this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 21 for additional information.

Our common shares are listed on the Nasdaq Capital Market under the symbol “INM”. On July 7, 2025, the last reported sale price of our common shares on the Nasdaq Capital Market was $2.73 per share.

We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws and are subject to reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our common shares involves a high degree of risk. Before you invest in our common shares, you should carefully read the section entitled “Risk Factors” on page 8 of this prospectus, and the other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein, including the additional information contained in the documents described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information”.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should carefully read this entire prospectus, any amendments or supplements, and the documents incorporated or deemed incorporated by reference herein and therein, before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2025

i

ABOUT THIS PROSPECTUS AND EXCHANGE RATES

You should rely only on the information contained in, or incorporated by reference into, this prospectus, and any applicable prospectus supplement or free writing prospectus that we have authorized for use in connection with this offering. Neither we nor the Selling Shareholder have authorized anyone to provide you with additional information or information that is different. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. The information appearing in this prospectus is accurate only as of the date of this prospectus and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of the common shares offered hereby. Our business, financial condition, results of operations and prospects may have changed since those dates.

We obtained the industry, market and competitive position data in this prospectus and the documents incorporated by reference herein from our own internal estimates and research as well as from industry and general publications and research surveys and studies conducted by third parties. This information involves many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the heading “Risk Factors” in this prospectus and under similar headings in the documents incorporated by reference into this prospectus, that could cause results to differ materially from those expressed or implied in these publications and reports.

For investors outside the United States: Neither we nor the Selling Shareholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus in a jurisdiction outside the United States must inform themselves about, and observe any restrictions relating to, this offering and the distribution of this prospectus.

This prospectus and the documents incorporated by reference herein contains references to our trademark and to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to, or incorporated by reference into, this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we or the applicable licensor will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other entities’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entities.

Unless the context indicates otherwise, as used in this prospectus, the terms “we,” “us,” “our,” “InMed,” “the Company” or similar terms refer to InMed Pharmaceuticals Inc., together with our wholly owned subsidiaries.

Unless otherwise indicated, references in this prospectus to “$” or “United States dollars” are to United States dollars. Canadian dollars are referred to as “Canadian dollars” or “C$”.

The high, low, average and closing rates for Canadian dollars in terms of the United States dollar for each of the periods indicated, as quoted by the Bank of Canada, were as follows:

	Year Ended June 30
	2025		2024		2023
High for period	C$	1.4603	C$	1.3875	C$	1.3856
Average for the period	C$	1.3954	C$	1.3551	C$	1.3397
Low for period	C$	1.3460	C$	1.3128	C$	1.2753
Rate at end of period	C$	1.3643	C$	1.3687	C$	1.3240

On July 7, 2025, the Bank of Canada daily rate of exchange was $1.00 = C$1.3656 or C$1.00 = $0.7323.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained in other parts of this prospectus or incorporated by reference herein. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, this entire prospectus and the information incorporated herein by reference to our other filings with the Securities and Exchange Commission, or the SEC. Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described herein or incorporated by reference herein, together with all of the other information included or incorporated by reference herein, including our financial statements and related notes, before investing in our securities. If any of the risks described herein or incorporated by reference herein materialize, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our securities could decline, and you could lose part or all of your investment.

Company Overview

We are a pharmaceutical company developing a pipeline of proprietary small molecule drug candidates that are preferential signaling ligands of the endogenous CB1 and CB2 receptors as well as other receptor targets linked to human disease. CB1 and CB2 receptors are each part of the endocannabinoid system that is found throughout the human body and is responsible for many homeostatic functions. CB1 receptors are primarily located in the brain and central nervous system, while CB2 receptors are involved in modulating neuroinflammation and immune responses. Our research efforts target the treatment of diseases with high unmet medical needs. Together with our wholly owned subsidiary, BayMedica, LLC, or BayMedica, we also have significant know-how in developing proprietary manufacturing approaches to produce and sell bulk rare cannabinoids, or Products, as ingredients for various market sectors.

We have sought to focus on the research and development of preferential signaling ligands of CB1 and CB2, and have produced a library of novel, proprietary potential drug candidates, or Product Candidates. These Product Candidates are patentable new chemical entities, or NCEs, for pharmaceutical development, aimed at targeting diverse clinical indications. Our current potential pharmaceutical pipeline consists of three programs, with drug candidates targeting Alzheimer’s disease, dry Age-Related Macular degeneration, or dry AMD, and Epidermolysis Bullosa, or EB.

Our INM-901 is a proprietary small molecule, disease modifying drug candidate being developed as a potential treatment for Alzheimer’s disease. INM-901 has multiple potential mechanisms of action as a preferential signaling agonist for both CB1 and CB2 receptors, as well as impacting the peroxisome proliferator-activated receptor, or PPAR, signaling pathway. Combined, these mechanisms of action may offer a unique treatment approach targeting several biological pathways associated with Alzheimer’s disease.

Outcomes from our ocular research, based on the proprietary small molecule INM-089, indicate potentially promising neuroprotective effects in the back of the eye, which may lead to the preservation of retinal function. Neuroprotection in dry AMD remains an unmet medical need and a new treatment option may help solve this multifactorial disease.

We have completed a Phase 2 clinical trial of INM-755 (cannabinol) cream studying its safety and efficacy in treating symptoms related to EB. Results from the Phase 2 clinical trial showed a positive indication of enhanced anti-itch activity for INM-755 cream versus the control cream alone in an exploratory clinical evaluation. We are also pursuing strategic partnership opportunities for INM-755 in EB and other itch-related skin conditions.

Together with BayMedica, our manufacturing capabilities include traditional approaches such as chemical synthesis and biosynthesis, as well as a proprietary, integrated manufacturing approach called IntegraSyn. We have created genetically engineered microbes that produce proprietary enzymes, which may then be used to optimize subsequent biotransformation reactions or other cost-effective manufacturing approaches, which we are aiming to be commercial-scale ready after Phase 2 clinical trials are completed, after which time we may no longer need to source active pharmaceutical ingredients, or APIs, from third-party API manufacturers. With multiple manufacturing approaches, we have sought to maintain enhanced flexibility to select the most cost-effective method to deliver high quality, high purity Products and Product Candidates fit for their intended use. BayMedica’s commercial business specializes in the B2B commercialization of bulk rare, non-intoxicating cannabinoids as raw materials for the Health and Wellness sector that are bioidentical to those found in nature.

We have incurred significant operating losses since our inception, and we expect to continue to incur significant operating losses for the foreseeable future. Our ability to generate product revenue that is sufficient to achieve profitability will depend heavily on our ability to eventually generate revenues from our products in the health and wellness sector, on the successful development and eventual commercialization of one or more of our Product Candidates and/or the success of our manufacturing technologies. Our net loss was $7.7 million and $7.9 million for the years ended June 30, 2024 and 2023, respectively. In addition, we have an accumulated deficit of $109.1 million as of June 30, 2024, which includes all losses since our inception in 1981. We expect our expenses will remain steady in the near- and long-term as we:

●	seek partnership(s) to advance the INM-755 program for the treatment of dermatological conditions including chronic itch;

●	continue our research with proprietary drug candidates including the INM-901 program targeting treatment of neurodegenerative diseases such as Alzheimer’s and in the INM-089 program to treat dry AMD;

●	investigate our Product Candidates for additional uses beyond their initial target indications;

●	pursue the discovery of additional small molecule drug candidates for other diseases with high unmet medical needs and the subsequent development of any resulting new Product Candidates for such diseases;

●	seek regulatory approvals for any Product Candidates that successfully complete clinical trials;

●	scale-up our manufacturing processes and capabilities, or arrange for a third party to do so on our behalf;

●	continue to support our commercial operations and revenue-generating Products at BayMedica;

●	execute on business development initiatives, including but not limited to strategic transactions, mergers, acquisitions and/or divestitures as well as in- or out-licensing of technologies or business units;

●	maintain, expand, enforce, defend and protect our intellectual property;

●	seek to continue advancing the research and development of various manufacturing technologies;

●	build internal infrastructure, including personnel, to meet our target milestones; and

●	add operational, financial and management information systems and personnel, including personnel to support product development and potential future commercialization efforts and our operations as a public company.

As a result of these activities as well as our working capital requirements, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. We expect to finance our operations through product sales, the sale of equity, debt financings or other capital sources, including collaborations with other companies or other strategic transactions. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, if at all. If we fail to raise capital or enter into such agreements as and when needed, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more of our Products and Product Candidates or grant rights to external entities to develop and market our Products and Product Candidates, even if we would otherwise prefer to develop and market such Products and Product Candidates ourselves.

Because of the numerous risks and uncertainties associated with drug development and commercial growth, we are unable to predict the timing or amount of increased expenses and working capital requirements or the timing of when or if we will be able to achieve or maintain profitability. If we fail to become profitable or are unable to sustain profitability on a continual basis, then we may be unable to continue our operations at current or planned levels and be forced to reduce or terminate our operations.

Additional information concerning the Company and our business is set forth in our Annual Report on Form 10-K for the year ended June 30, 2024, which was filed with the SEC on September 30, 2024, and our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2024, December 31, 2024 and March 31, 2025, which were filed with the SEC on November 14, 2024, February 12, 2025 and May 12, 2025, respectively, and our subsequent filings with the SEC, each of which are incorporated herein by reference and made available on our website at https://www.inmedpharma.com/investors/filings/. The information that is contained on, or that may be linked to or accessed through, our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Corporate Information

We were originally incorporated in the Province of British Columbia, under the Business Corporations Act (British Columbia), on May 19, 1981 and we have undergone a number of executive management, corporate name and business sector changes since this incorporation, ultimately changing our name to “InMed Pharmaceuticals Inc.” on October 6, 2014. Our principal executive offices are located at Suite #1445-885 W. Georgia St., Vancouver, BC V6C 3E8, Canada, and our telephone number is +1-604-669-7207. Our internet address is https://www.inmedpharma.com/. The information that is contained on, or that may be linked to or accessed through, our website, is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of exemptions from various disclosure and reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

●	our exemption from the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended;

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, in each case, instead of three years;

●	reduced disclosure obligations regarding executive compensation, including no Compensation Disclosure and Analysis;

●	our exemption from any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements; and

●	our exemption from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (i) June 30, 2026, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common shares held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus and in the documents incorporated by reference into this prospectus. Accordingly, the information contained or incorporated by reference herein may be different from the information you receive from other public companies in which you hold stock.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we may adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-public companies instead of the dates required for other public companies.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that the aggregate market value of our voting and non-voting common shares held by non-affiliates is $250 million or more, as measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and the aggregate market value of our voting and non-voting common shares held by non-affiliates is $700 million or more, as measured on the last business day of our second fiscal quarter.

Recent Developments

INM-901 Program Update

On June 24, 2025, we announced new preclinical data demonstrating that INM-901 can significantly reduce inflammation in ex vivo models of neuroinflammation, further supporting its potential as a therapeutic candidate for Alzheimer’s disease. The study evaluated INM-901 in an ex vivo model of lipopolysaccharide (LPS)-induced inflammation in animal brain tissue, which is designed to induce a strong expression of pro-inflammatory cytokines IL-6, IL-1β, IL-2, and KC/Gro and inflammasome marker NLRP3. Results demonstrated that INM-901 treatment can reduce pro-inflammatory cytokines and may have a direct impact on neuroinflammation independent of the influence of amyloid beta or tau aggregation.

Key Findings from the Study:

●	INM-901 significantly reduced levels of NLRP3 and IL-1β, two inflammasome markers increasingly implicated in the pathogenesis of Alzheimer’s disease and other neuroinflammatory diseases.

●	INM-901 treatment resulted in a dose-dependent and statistically significant reduction in several key pro-inflammatory markers, including IL-6, IL-1β, KC/Gro, and IL-2.

●	INM-901 reduced key pro-inflammatory markers, independent of amyloid-beta or tau pathology, signifying potential to treat other dementia-related diseases.

Private Placement

On June 24, 2025, we entered into a securities purchase agreement, or the Purchase Agreement, with the Selling Shareholder, for the sale and issuance of an aggregate of 1,952,363 common shares (or pre-funded warrants in lieu thereof) at a purchase price of $2.561 per share (or pre-funded warrant in lieu thereof). In addition, we agreed to issue to the Selling Shareholder short-term preferred investment options to purchase up to an aggregate of 1,952,363 common shares at an exercise price of $2.436 per share. The foregoing transaction is referred to herein as the Private Placement. On June 26, 2025, the parties consummated the Private Placement.

The terms of the Private Placement are more particularly described below:

The terms of the Purchase Agreement provided the Selling Shareholder the option of purchasing the pre-funded warrants in lieu of common shares in such manner as to result in the same aggregate purchase price being paid by the Selling Shareholder to us.

At the closing of the Private Placement, we issued to the Selling Shareholder (i) pre-funded warrants to purchase an aggregate of 1,952,363 common shares and (ii) preferred investment options to purchase up to an aggregate of 1,952,363 common shares. No common shares were issued to the Selling Shareholder at the closing of the Private Placement.

The pre-funded warrants have an exercise price of $0.0001 per pre-funded warrant and can be exercised at any time from the date and time of issuance until the pre-funded warrants are exercised in full. The terms of the pre-funded warrants preclude a holder thereof from exercising such holder’s pre-funded warrants, and us from giving effect to such exercise, if after giving effect to the issuance of common shares upon such exercise, the holder (together with the holder’s affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 9.99% of the number of common shares outstanding immediately after giving effect to the issuance of common shares upon such exercise.

The preferred investment options issued to the Selling Shareholder in the Private Placement have an exercise price of $2.436 per share, became exercisable immediately upon issuance and will expire eighteen (18) months from the effective date of the Resale Registration Statement (as defined below). The terms of such preferred investment options preclude a holder thereof from exercising such holder’s preferred investment option, and the Company from giving effect to such exercise, if after giving effect to the issuance of common shares upon such exercise, the holder (together with the holder’s affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% of the number of common shares outstanding immediately after giving effect to the issuance of common shares upon such exercise.

A holder may increase or decrease the beneficial ownership thresholds relating to the pre-funded warrants and preferred investment options specified above, except that the issuance of 9.99% can be no sooner than 61 days after notifying us and that the beneficial ownership limitation may not exceed 9.99% in any event. The Selling Shareholder has elected 4.99% for the pre-funded warrants and 9.99% for the preferred investment options as of the date hereof.

In connection with the Private Placement, we entered into a Registration Rights Agreement with the Selling Shareholder, dated June 24, 2025, or the Registration Rights Agreement. The Registration Rights Agreement grants the Selling Shareholder certain registration rights and obligates us to file one or more registration statements with the SEC by certain dates, covering the resale of the common shares issuable upon exercise of the pre-funded warrants and preferred investment options sold in the Private Placement, or the Resale Registration Statement.

The pre-funded warrants and preferred investment options described above were offered in a private placement under Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder and, along with the common shares underlying the pre-funded warrants and preferred investment options, have not been registered under the Securities Act or applicable state securities laws. Accordingly, the pre-funded warrants, preferred investment options and the common shares underlying the pre-funded warrants and preferred investment options may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements and in accordance with applicable state securities laws. The securities were offered and sold only to accredited investors.

The foregoing descriptions of the Purchase Agreement, the Registration Rights Agreement, and the pre-funded warrants and the preferred investment options issued in the Private Placement are not complete and are qualified in their entirety by the full text of such documents, copies of which are filed as exhibits to this prospectus and incorporated herein by reference.

Existing Investment Option Amendment

Concurrently with our entry into the Purchase Agreement, we and the Selling Shareholder entered into an Amendment Letter, dated June 24, 2025, or the Existing Investment Option Amendment, to amend 199,115 preferred investment options issued to the Selling Shareholder on October 24, 2023, or the Existing Investment Options, with an exercise price of $16.60, pursuant to which the Existing Investment Options were amended to be exercisable for 199,115 common shares at a reduced exercise price of $2.436 per share in consideration for the Selling Shareholder’s participation in the Private Placement and the payment by the Selling Shareholder to us cash consideration of $0.125 per Existing Investment Option.

The foregoing description of the Existing Investment Option Amendment is not complete and is qualified in its entirety by the full text of the Existing Investment Option Amendment, a copy of which is filed as an exhibit to this prospectus and incorporated herein by reference.

Engagement Letter

We entered into an engagement letter with H.C. Wainwright & Co., LLC, or Wainright, dated June 24, 2025, or the Engagement Letter, pursuant to which Wainwright agreed to serve as our exclusive agent, advisor or underwriter in certain offerings, including the Private Placement. We agreed to pay Wainwright a cash fee, or as to an underwritten offering an underwriter discount, equal to 7.5% of the aggregate gross proceeds raised in each offering. Upon any exercise for cash of any privately-placed warrants or options issued to investors in each offering, we agreed to pay Wainwright a cash fee of 7.5% of the aggregate gross exercise price paid in cash with respect such exercise. In addition, pursuant to the Engagement Letter, we also agreed to grant to Wainwright, or its designees, at each closing, warrants (or warrant equivalents) to purchase that number of common shares of the Company equal to 6.5% of the aggregate number of common shares of (or common shares equivalent, if applicable) placed in each offering (and if an offering includes a “greenshoe” or “additional investment” component, such number of common shares underlying such “greenshoe” or “additional investment” component, with the warrants and/or warrant equivalents granted to Wainwright issuable upon the exercise of such component). Upon any exercise for cash of any privately-placed warrants or warrant equivalents issued to investors in each offering, we agreed to issue to Wainwright (or its designees), warrants and/or warrant equivalents to purchase that number of common shares equal to 6.5% of the aggregate number of such common shares underlying the warrants and/or warrant equivalents that have been so exercised. Warrants and/or warrant equivalents issued to Wainwright will have a term of five years (or such other term the privately-placed warrants or warrant equivalents issued to investors in the applicable offering) and an exercise price equal to 125% of the offering price per share (or unit, if applicable) in the applicable offering and if such offering price is not available, the market price of the common shares on the date an offering is commenced, such price being referred to herein as the Offering Price. If warrants and/or warrant equivalents are issued to investors in an offering, the warrants issued to Wainwright are required to have the same terms as the warrants and/or warrant equivalents issued to the investors in the applicable offering, except that the warrants and/or warrant equivalents issued to Wainwright shall have an exercise price equal to 125% of the Offering Price.

We also agreed to pay Wainwright a management fee equal to 1.0% of the gross proceeds raised in each offering, $20,000 for non-accountable expenses (to be increased to $50,000 in the case of a public offering), up to $35,000 for fees and expenses of legal counsel and other out-of-pocket expenses (to be increased to $90,000 in the case of a public offering), plus certain additional amounts in special circumstances. The Engagement Letter has indemnity and other customary provisions.

In accordance with the Engagement Letter, in connection with the Private Placement, we issued to Wainwright preferred investment options, or placement agent preferred investment options, to purchase an aggregate of 126,904 common shares. The preferred investment options issued to Wainwright have an exercise price of $3.2013 per share, became exercisable immediately upon issuance and will expire eighteen (18) months from the effective date of the Resale Registration Statement. A holder of the preferred investment options issued to Wainwright is precluded from exercising such holder’s preferred investment option, and we are precluded from giving effect to such exercise, if after giving effect to the issuance of common shares upon such exercise, the holder (together with the holder’s affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% of the number of common shares outstanding immediately after giving effect to the issuance of common shares upon such exercise. A holder may increase or decrease the aforementioned beneficial ownership threshold, except that the beneficial ownership limitation may not exceed 9.99% in any event.

The placement agent preferred investment options issued to Wainwright, and the common shares issuable upon exercise thereof, were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and in reliance on similar exemptions under applicable state laws.

The foregoing description of the placement agent preferred investment options issued to Wainwright is not complete and is qualified in their entirety by the full text of such document, the form of which is filed as an exhibit to this prospectus and incorporated herein by reference.

The Offering

Securities Offered by the Selling Shareholder:	3,904,726 of our common shares consisting of (i) 1,952,363 common shares issuable upon exercise of pre-funded warrants issued to the Selling Shareholder pursuant to the Purchase Agreement and (ii) 1,952,363 common shares issuable upon exercise of preferred investment options issued to the Selling Shareholder pursuant to the Purchase Agreement.

Common Shares Outstanding Before this Offering:(1)	2,002,186 common shares.

Common Shares Outstanding After this Offering (assuming full exercise of the pre-funded warrants and preferred investment options exercisable for common shares registered hereby, and for the avoidance of doubt, excluding the exercise of warrants and options existing before the Private Placement, including the Existing Investment Options):(1)	5,906,912 common shares.

Use of Proceeds:	We will not receive any of the proceeds from the sale of common shares being offered for sale by the Selling Shareholder. However, upon (i) the cash exercise of the pre-funded warrants we will receive the exercise price of such warrants, for an aggregate amount of approximately $195 and (ii) the cash exercise of the preferred investment options, we will receive the exercise price of such options, for an aggregate amount of approximately $4.76 million. See “Use of Proceeds” for further information.

Nasdaq Capital Market Symbol:	“INM”.

Risk Factors:	Please read “Risk Factors” and the other information included in, or incorporated by reference into, this prospectus, for a discussion of factors you should carefully consider before deciding to invest in the securities offered pursuant to this prospectus.

(1)	Unless otherwise indicated, the number of common shares outstanding before this offering is based on an aggregate of 2,002,186 shares outstanding as of June 30, 2025 and does not include:

●	11,281 common shares issuable upon the exercise of the preferred investment options issued from November 2020 to November 2022 outstanding as of June 30, 2025, with a weighted average exercise price of $622.63 per share;

●	20,424 common shares issuable upon the exercise of the preferred investment options issued in November 2022 outstanding as of June 30, 2025, with a weighted average exercise price of $20.75 per share;

●	278,761 common shares issuable upon the exercise of the preferred investment options issued in October 2023 outstanding as of June 30, 2025, with a weighted average exercise price of $16.60 per share;

●	199,115 common shares issuable upon the exercise of the Existing Investment Options as amended by the Existing Investment Options Amendment originally issued in October 2023 outstanding as of June 30, 2025, with a weighted average exercise price of $2.44 per share;

●	1,952,363 common shares registered hereby issuable upon the exercise of the pre-funded warrants issued in the Private Placement in June 2025 outstanding as of June 30, 2025, each with an exercise price of $0.0001;

●	1,952,363 common shares registered hereby issuable upon the exercise of the preferred investment options issued in the Private Placement in June 2025 outstanding as of June 30, 2025, with a weighted average exercise price of $2.44 per share;

●	126,904 common shares issuable upon the exercise of the placement agent preferred investment options issued in accordance with the Engagement Letter in connection with the Private Placement in June 2025 outstanding as of June 30, 2025, with a weighted average exercise price of $3.20 per share;

●	61,410 common shares issuable upon exercise of options outstanding as of June 30, 2025, with a weighted-average exercise price of $32.53 per share; and

●	41,278 common shares available for future issuance as of June 30, 2025, under the InMed Pharmaceuticals Inc. Amended 2017 Stock Option Plan.

RISK FACTORS

Investing in our common shares involves a high degree of risk and uncertainties. You should carefully consider the following risks described below, together with the information under the heading “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended June 30, 2024, which was filed with the SEC on September 30, 2024, and our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2024, December 31, 2024 and March 31, 2025, which were filed with the SEC on November 14, 2024, February 12, 2025 and May 12, 2025, respectively, each of which are incorporated herein by reference, as updated or superseded by the risks and uncertainties described under similar headings or elsewhere in the other documents that are filed or furnished after the date hereof and incorporated by reference into this prospectus, together with all of the other information contained or incorporated by reference in this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering before you make a decision to invest in our common shares. The risks described in these documents are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially adversely affected. This could cause the trading price of our common shares to decline, resulting in a loss of all or part of your investment. Please also carefully read the section titled “Special Note Regarding Forward-Looking Statements.”

Additional Risk Related to this Offering and Our Common Shares

Sales by the Selling Shareholder of the common shares covered by this prospectus could adversely affect the market price of our common shares.

Assuming full exercise of the pre-funded warrants and the preferred investment options, the underlying common shares of which form the common shares being registered hereby, and without giving effect to the beneficial ownership limitations related to the pre-funded warrants and preferred investment options described elsewhere in this prospectus, the 3,904,726 common shares registered hereby represent approximately 195% of our total outstanding common shares as of June 30, 2025. The resale of all or a substantial number of these shares in the public market by the Selling Shareholder, or the perception that such sales might occur, could depress the market price of our common shares, which could impair our ability to raise capital through the sale of additional equity or equity-linked securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” herein and in such incorporated documents, contain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of applicable Canadian securities law, which are included but are not limited to statements with respect to our anticipated results and progress of our operations, research and development in future periods, plans related to our business strategy, and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. We may, in some cases, use words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “will”, “would”, “budget”, “possible”, “should”, “future”, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. These forward-looking statements reflect our current beliefs, views and expectations with respect to future events and are based on assumptions and subject to risks and uncertainties. You should not place undue reliance on these forward-looking statements. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements. Among the factors that could cause actual results to differ materially are the risks and uncertainties described under “Risk Factors” herein, and under “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended June 30, 2024, which was filed with the SEC on September 30, 2024, our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2024, December 31, 2024 and March 31, 2025, which were filed with the SEC on November 14, 2024, February 12, 2025 and May 12, 2025, respectively, all of which are incorporated by reference herein, and the other risks and uncertainties described in our subsequent filings and furnishings with the SEC that are incorporated by reference herein, including, without limitation, the following:

●	Our ability to stem operating losses and our ability to obtain additional financing to fund our operations;

●	Our failure to satisfy any applicable listing standards, including compliance with the Minimum Bid Price Rule, and the actual or threatened delisting of our securities by Nasdaq;

●	The impact of the our Reverse Stock Split which was effected by us on November 14, 2024, including its direct and indirect impact on the liquidity and trading price of our common shares;

●	The revenues of BayMedica and the commercial viability of the products in its portfolio;

●	Our ability to effectively research, develop, manufacture and commercialize pharmaceutical drug candidates that will treat diseases with high unmet medical needs;

●	The continued optimization of key, proprietary, manufacturing approaches and technologies;

●	Our ability to commercialize and, where required, register products in our pharmaceutical R&D programs, and those targeted to the health and wellness sector in the United States and other jurisdictions;

●	Our success in initiating discussions with potential partners for licensing various aspects of our Products and Product Candidates;

●	Our ability to successfully access existing manufacturing capacity via leases with third-parties or to transfer our manufacturing processes to contract manufacturing organizations;

●	Our belief that our manufacturing approaches that we are developing are robust and effective and will result in commercially viable yields of cannabinoids and will be a significant improvement upon existing manufacturing platforms;

●	The success of the key next steps in our manufacturing approaches, including continuing efforts to diversify the number of cannabinoids produced, scaling-up the processes to larger vessels and identifying external vendors to assist in the commercial scale-up of the process;

●	Our ability to successfully make determinations as to which research and development programs to continue based on several strategic factors;

●	Our ability to successfully scale up our IntegraSyn approach to cannabinoid manufacturing;

●	Our ability to continue to outsource the majority of our research and development activities through scientific collaboration agreements and arrangements with various scientific collaborators, academic institutions and their personnel;

●	The success of work to be conducted under the research and development collaboration between us and various contract development and manufacturing organizations;

●	Our ability to develop our therapies through early human testing;

●	Our ability to evaluate the financial returns on various commercialization approaches for our Product Candidates, such as a ‘go-it-alone’ commercialization effort, out-licensing to third parties, or co-promotion agreements with strategic collaborators;

●	Our ability to find a partnership early in the development process for our various programs;

●	Our ability to explore our manufacturing technologies as processes which may confer certain benefits, either cost, yield, speed, or all of the above, when pursuing specific types of cannabinoids, and filing a provisional patent application for same;

●	Plans regarding our next steps, options, and targeted benefits of our manufacturing technologies;

●	Our IntegraSyn - or BayMedica-derived products - being bio-identical to the naturally occurring cannabinoids, and offering superior ease, control and quality of manufacturing when compared to alternative methods;

●	U.S. Food and Drug Administration regulatory acceptance of synthesizing our Product Candidates for potential use in the pharmaceutical industry;

●	Our ability to successfully file, prosecute and defend patent applications;

●	The potential for any of our patent applications to provide intellectual property protection for us;

●	The termination or renegotiation of our supplier, technology and other material contracts, including the invoking of force majeure or termination clauses, and actual or threatened claims about our failure to comply with any obligations set forth under such contracts;

●	The adequacy of, or gaps in, insurance coverage upon the occurrence of a catastrophic or other material adverse event, as well as our ability to (i) expand our insurance coverage to include the commercial sale of our Products and Product Candidates and (ii) secure insurance coverage for shipping and storage of Product Candidates, and clinical trial insurance;

●	Developing patentable NCEs which, if issued, will confer market exclusivity to us for the potential development into pharmaceutical Product Candidates, license, partner or sell to interested external parties;

●	Our ability to initiate discussions and conclude strategic partnerships to assist with development of certain programs;

●	Our ability to position ourselves to achieve value-driving, near term milestones for our Product Candidates with limited investment;

●	Our ability to effectively execute our business strategy;

●	The sufficiency of our internal controls, including any exposure arising from the failure to (i) establish and maintain effective internal control over financial reporting in accordance with applicable regulatory requirements, and (ii) fully remediate any material weaknesses identified with respect to such internal controls;

●	Epidemics, pandemics, global health crises, or other public health events and concerns, including any future resurgence of COVID-19, and the effectiveness of associated vaccinations and treatments;

●	Consolidation of our competitors and suppliers;

●	Effects of new products and new technology on the market, including through the use of artificial intelligence;

●	The impact of geopolitical, global, regional or local economic and financial market risks and challenges, applicability of foreign laws, including foreign labor and employment laws, foreign tax and customs regimes, and foreign currency exchange rate risk; and

●	Political disturbances, geopolitical instability and tensions, or terrorist attacks, and associated changes in global trade policies and economic sanctions, including, but not limited to, in connection with (i) the Russo-Ukrainian war and (ii) any impact, effect, damage, destruction and/or bodily harm directly or indirectly relating to the ongoing hostilities in the Middle East.

This list is not exhaustive of the factors, events, conditions and circumstances that may affect the “forward-looking statements” and “forward-looking information” contained in, or incorporated by reference into, this prospectus. These forward-looking statements reflect our management’s current beliefs, views and expectations with respect to future events and are based on estimates and assumptions as of the date of this prospectus or the dates of the documents incorporated herein by reference, as applicable, and are subject to risks and uncertainties. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in such forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated, or expected.

We discuss many of these risks in greater detail under “Risk Factors” in this prospectus and under similar headings in the documents incorporated herein by reference. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in or implied by any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made and are based only on the information available to us at that time. Except as required by law, we expressly disclaim any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

You should read this prospectus, the documents incorporated by reference herein and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in or incorporated by reference into this prospectus by these cautionary statements. Except as required by law, each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Moreover, new risks regularly emerge, and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements, which differences could be material. All forward-looking statements included in this prospectus and in the documents incorporated by reference in this prospectus are based on information available to us on the date of this prospectus or the date of the applicable document incorporated by reference. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus and in the documents incorporated by reference in this prospectus. We qualify all of our forward-looking statements by these cautionary statements.

You should rely only on the information in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common shares by the Selling Shareholder. However, upon (i) the cash exercise of the pre-funded warrants, we will receive the exercise price of such warrants, for an aggregate of approximately $195 and (ii) the cash exercise of the preferred investment options, we will receive the exercise price of such options, for an aggregate of approximately $4.76 million. We intend to use the net cash proceeds from the cash exercises, if any, to continue pipeline development of our pharmaceutical drug candidates, support commercial sales of rare cannabinoids through BayMedica, and for general working capital purposes. We will bear all fees and expenses incident to our obligation to register the common shares covered by this prospectus. Brokerage fees, underwriting discounts and commissions, and similar expenses, if any, attributable to the sale of common shares offered hereby will be borne by the Selling Shareholder.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common shares to date. We do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our common shares. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. Any future determination related to our dividend policy will be made at the discretion of our board of directors, or our Board, and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our Board may deem relevant.

PRINCIPAL SHAREHOLDERS

The table below sets forth information known to us regarding the beneficial ownership of our common shares as of June 30, 2025 for:

●	each person or group of affiliated persons known by us to be the beneficial owner(s) of more than 5% of our outstanding common shares;

●	each of the Company’s directors and named executive officers, or NEOs; and

●	all of the directors and executive officers as a group.

The number of common shares beneficially owned by a person includes shares subject to options, warrants or other convertible securities held by that person that are currently exercisable or that become exercisable within 60 days of June 30, 2025. Percentage calculations assume, for each person and group, that all common shares that may be acquired by such person or group pursuant to options, warrants, or other convertible securities that are held currently exercisable or that become exercisable within 60 days of June 30, 2025 are outstanding for the purpose of computing the percentage of common shares owned by such person or group. However, such unissued common shares described above are not deemed to be outstanding for calculating the percentage of common shares owned by any other person. The percentage of common shares beneficially owned is computed on the basis of 2,002,186 common shares outstanding as of June 30, 2025.

Except as otherwise indicated, the persons in the table below have sole voting and investment power with respect to all common shares shown as beneficially owned by them, subject to community property laws where applicable. The Company does not know of any arrangement, the operation of which may at a subsequent date result in a change of control.

Unless otherwise noted, the business address of each of the individuals and entities listed in the table below is Suite 1445-885 West Georgia Street, Vancouver, British Columbia, Canada, V6C 3E8.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Common Shares Beneficially Owned (%)
Five Percent Shareholders(1):
Sabby Volatility Warrant Master Fund Ltd.(2)	200,018	9.99%

Named Executive Officers and Directors:
Eric A. Adams(3)	8,619	0.43%
Andrew Hull(4)	2,337	0.12%
Bryan Baldasare(5)	425	0.02%
Nicole Lemerond(6)	425	0.02%
Eric Hsu(7)	2,226	0.11%
Michael Woudenberg(8)	3,154	0.16%
Netta Jagpal(9)	2,096	0.10%
All executive officers and directors as a group (7 persons)	19,282	0.96%

Notes:

1.	As of June 30, 2025, Armistice Capital Master Fund Ltd. (“Armistice Fund”) beneficially owned (along with Steven Boyd, the Managing Member of Armistice Capital, LLC (“Armistice Capital”)) 4.99% of our issued and outstanding common shares. Such information is based solely on the Schedule 13G/A filed by Armistice Fund with the SEC on November 14, 2024. Armistice Fund has the right to acquire 278,761 common shares issuable upon presently exercisable preferred investment options. The preferred investment options are directly held by Armistice Fund and may be deemed to be indirectly beneficially owned by (i) Armistice Capital, as the investment manager of Armistice Fund, and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The address for the foregoing entities is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

Armistice Fund currently holds preferred investment options entitling them to acquire common shares that may exceed the 5% threshold; however, the terms of the preferred investment options preclude a holder thereof from exercising such holder’s preferred investment options, if after giving effect to the issuance of common shares upon such exercise, the holder (together with the holder’s affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any preferred investment options, 9.99% with effect not sooner than 61 days after notifying the Company) of the number of common shares outstanding immediately after giving effect to the issuance of common shares issuable upon such exercise.

2.	As of June 30, 2025, Sabby Volatility Warrant Master Fund, Ltd. (“Sabby Fund”) beneficially owned (i) Existing Investment Options issued prior to the Private Placement that are presently exercisable for 199,115 common shares, (ii) pre-funded warrants issued pursuant to the Purchase Agreement that are presently exercisable for 1,952,363 common shares and (iii) preferred investment options issued pursuant to the Purchase Agreement that are presently exercisable for 1,952,363 common shares.

The terms of the Existing Investment Options, and the pre-funded warrants and preferred investment options issued pursuant to the Purchase Agreement, preclude a holder thereof from exercising such holder’s Existing Investment Options, pre-funded warrants and/or preferred investment options, if after giving effect to the issuance of common shares upon such exercise, the holder (together with the holder’s affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any such Existing Investment Options, pre-funded warrants and/or preferred investment options, 9.99% with effect not sooner than 61 days after notifying the Company) of the number of common shares outstanding immediately after giving effect to the issuance of common shares issuable upon such exercise. The Selling Shareholder has elected 4.99% for the Existing Investment Options and preferred investment options and 9.99% for the pre-funded warrants as of the date hereof. The number and percentage of common shares beneficially owned by the Selling Shareholder reflects this beneficial ownership limitation.

Sabby Management, LLC is the investment manager of Sabby Fund and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby Fund. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership of the securities listed except to the extent of their pecuniary interest therein. The address of Sabby Fund, Sabby Management, LLC and Hal Mintz is c/o Captiva (Cayman) Ltd., Governors Square, Bldg 4, 2nd Floor, 23 Lime Tree Bay Avenue, P.O. Box 32315, Grand Cayman KY1-1209, Cayman Islands.

3.	Eric A. Adams’ beneficial ownership consists of 2,197 common shares owned directly and 6,422 common shares issuable pursuant to presently exercisable options. Not reflected in the table are 29 common shares beneficially owned by Mr. Adams’ spouse. Mr. Adams disclaims beneficial ownership of the 29 common shares held by his spouse.

4.	Andrew Hull’s beneficial ownership consists of 1,912 common shares owned directly and 425 common shares issuable pursuant to presently exercisable options.

5.	Bryan Baldasare’s beneficial ownership consists of 425 common shares issuable pursuant to presently exercisable options.

6.	Nicole Lemerond’s beneficial ownership consists of 425 common shares issuable pursuant to presently exercisable options.

7.	Eric Hsu’s beneficial ownership consists of 2 common shares owned directly. and 2,224 common shares issuable pursuant to presently exercisable options.

8.	Michael Woudenberg’s beneficial ownership consists of 1 common share owned directly and 3,153 common shares issuable pursuant to presently exercisable options.

9.	Netta Jagpal’s beneficial ownership consists of 2,096 common shares issuable pursuant to presently exercisable options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except for compensation arrangements for our directors and executive officers, which are described elsewhere in our information circular on Schedule 14A filed with the SEC on October 28, 2024, or as otherwise disclosed below, there have been no related party transactions in our two most recently completed fiscal years, and there are no currently proposed related party transactions, that required disclosure under any applicable Canadian or U.S. securities laws.

On February 11, 2022, our Board appointed Janet Grove as a director of the Company, a position she held until February 10, 2025, at which time our Board, upon the outcome of the Nominating & Governance Committee’s determination and recommendation, elected to accept her resignation from our Board. Ms. Grove is a Partner of Norton Rose Fulbright Canada LLP, or NRFC. During the year ended June 30, 2024, NRFC rendered legal services in the amount of $226,793 to the Company. During the period from July 1, 2024 to February 10, 2025, NRFC and Norton Rose Fulbright US LLP, or NRF, rendered legal services in the amount of $316,977 to the Company. These transactions were in the normal course of operations and were measured at the exchange amount which represented the amount of consideration established and agreed to by NRFC and NRF. No legal services rendered by NRFC or NRF were provided by Ms. Grove directly.

Indemnification Agreements

The Company’s Amended and Restated Articles, or Articles, contain provisions limiting the liability of directors and provide that the Company will indemnify each of its directors and officers to the fullest extent permitted under law. In addition, we have entered into an indemnification agreement with each of our directors, which requires us to indemnify them.

Policies and Procedures for Transactions with Related Persons

The Company has adopted a written policy that its executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common shares and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related party transaction with us without the approval or ratification of our Board or the audit committee of our Board, or the Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of the Company’s common shares, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to the Board or the Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, the Board or the Audit Committee is to consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Indebtedness of Directors and Officers

No current or former director, officer or employee of the Company, or any associate of any such individual, is, or was at any time during the most recently completed financial/fiscal year, indebted to the Company, nor is any indebtedness of any such person to another entity the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company.

DESCRIPTION OF SECURITIES

General

Our authorized share capital consists of an unlimited number of our common shares and an unlimited number of preferred shares without par value. As of the date of this prospectus, we had 2,002,186 common shares issued and outstanding and no preferred shares issued and outstanding.

The description of our securities contained herein is a summary only and may be exclusive of certain information that may be important to you. For more complete information, you should read our Articles, which have been filed with the SEC and incorporated as an exhibit to the registration statement with respect to which this prospectus forms a part.

Common Shares

Each common share entitles the holder thereof to one vote at all meetings of shareholders.

There are no limitations on the rights of non-Canadian owners to hold or vote common shares.

In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or other distribution of our assets among shareholders for the purpose of winding up our affairs, subject to the rights, privileges and restrictions attaching to any preferred shares that may then be outstanding, the shareholders shall be entitled to receive our remaining property.

The shareholders are entitled to receive dividends, as and when declared by our Board, subject to the rights, privileges and restrictions attaching to our securities, which may be paid in money, property or by the issue of fully paid shares in our capital. However, we do not anticipate paying any cash dividends for the foreseeable future, and instead intend to retain future earnings, if any, for use in the operation and expansion of our business.

Pre-Funded Warrants and Preferred Investment Options

As of June 30, 2025, we also had 1,952,363 pre-funded warrants outstanding and 2,588,848 preferred investment options and other warrants outstanding, including the pre-funded warrants and preferred investment options issued to the Selling Shareholder pursuant to the Purchase Agreement, the Existing Investment Options, amended by the Existing Investment Option Amendment, and the placement agent preferred investment options to Wainright in accordance with the Engagement Letter in connection with the Private Placement, all of which are currently exercisable subject to limitations on beneficial ownership.

The pre-funded warrants and preferred investment options issued to the Selling Shareholder pursuant to the Purchase Agreement, the underlying shares of which form the common shares being registered hereby, the Existing Investment Options, as amended by the Existing Investment Option Amendment, and the placement agent preferred investment options issued to Wainright in accordance with the Engagement Letter connection with the Private Placement, are described under “Prospectus Summary—Recent Developments—Private Placement,” “—Existing Investment Option Amendment” and “–Engagement Letter.”

The other preferred investment options and other warrants outstanding as of June 30, 2025 have similar terms and conditions as the preferred investment options issued to the Selling Shareholder pursuant to the Purchase Agreement, the Existing Investment Options, amended by the Existing Investment Option Amendment, and the placement agent preferred investment options to Wainright in accordance with the Engagement Letter in connection with the Private Placement, except with respect to the exercise prices and expiration dates thereof. We had the following other preferred investment options and other warrants outstanding as of June 30, 2025:

●	preferred investment options issued from November 2020 to November 2022 presently exercisable for 11,281 common shares with a weighted average exercise price of $622.63 per share;

●	preferred investment options issued in October 2023 presently exercisable for 20,424 common shares with a weighted average exercise price of $20.75 per share; and

●	preferred investment options issued in October 2023 presently exercisable for 278,761 common shares with a weighted average exercise price of $16.60 per share.

Certain Takeover Bid Requirements

Unless such offer constitutes an exempt transaction, an offer made by a person to acquire outstanding shares of a Canadian entity that, when aggregated with the offeror’s holdings (and those of persons or companies acting jointly with the offeror), would constitute 20% or more of the outstanding shares, would be subject to the take-over provisions of Canadian securities laws. The foregoing is a limited and general summary of certain aspects of applicable securities law in the provinces and territories of Canada, all in effect as of the date hereof.

In addition to the take-over bid requirements noted above, the acquisition of shares may trigger the application of additional statutory regimes including amongst others, the Investment Canada Act and the Competition Act.

This summary is not a comprehensive description of relevant or applicable considerations regarding such requirements and, accordingly, is not intended to be, and should not be interpreted as, legal advice to any prospective purchaser and no representation with respect to such requirements to any prospective purchaser is made. Prospective investors should consult their own Canadian legal advisors with respect to any questions regarding securities and corporate laws in the provinces and territories of Canada.

Actions Requiring a Special Majority

Under the BCBCA, unless otherwise stated in the Articles, certain corporate actions require the approval of a special majority of shareholders, meaning holders of shares representing 66 2/3% of those votes cast in respect of a shareholder vote addressing such matter. Those items requiring the approval of a special majority generally relate to fundamental changes with respect to our business, and include amongst others, resolutions: (i) removing a director prior to the expiry of his or her term; (ii) altering the Articles; (iii) approving an amalgamation; (iv) approving a plan of arrangement; and (v) providing for a sale of all or substantially all of our assets.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Odyssey Trust Company, 1230 – 300 5th Avenue Sw, Calgary, Alberta, T2P 3C4, Canada.

Listing

Our common shares are currently quoted under the symbol “INM” on the Nasdaq Capital Market.

Holders

As of June 30, 2025, there were 7,519 holders of record of our issued and outstanding common shares.

SELLING SHAREHOLDER

The common shares being offered by the Selling Shareholder are those issuable to the Selling Shareholder upon exercise of the pre-funded warrants and preferred investment options, in each case, issued to the Selling Shareholder in the Private Placement. For additional information regarding the issuances of those pre-funded warrants and preferred investment options, see “Prospectus Summary—Recent Developments—Private Placement” above. We are registering the common shares in order to permit the Selling Shareholder to offer the shares for resale from time to time. Except for participation in our previous offerings and the ownership of common shares, pre-funded warrants, preferred investment options and the Existing Investment Options and transactions in connection therewith, including the Existing Investment Option Amendment, the Selling Shareholder has not had any material relationship with us within the past three years.

The table below lists the Selling Shareholder and other information regarding the beneficial ownership of our common shares by the Selling Shareholder. The third column in the table below lists the common shares being offered by this prospectus by the Selling Shareholder.

In accordance with the terms of the Registration Rights Agreement, this prospectus covers the resale of the maximum number of common shares issuable upon exercise of all of the pre-funded warrants and preferred investment options issued to the Selling Shareholder in the Private Placement, determined as if such pre-funded warrants and preferred investment options were exercised in full without regard to any beneficial ownership or limitations on the exercise of such pre-funded warrants and preferred investment options.

The table is based on information supplied to us by the Selling Shareholder, with beneficial ownership determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the common shares. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of common shares beneficially owned by the Selling Shareholder, common shares subject to warrants or preferred investment options held by that Selling Shareholder that are currently exercisable for common shares or exercisable for common shares within 60 days after the date of this prospectus, are deemed outstanding.

The terms of the pre-funded warrants and preferred investment options contain certain beneficial ownership limitations, as more particularly described under “Prospectus Summary—Recent Developments—Private Placement” and in the footnotes to the table below. The number of shares in the second column does not reflect these limitations. The Selling Shareholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Common Shares Beneficially Owned Prior to Offering		Maximum Number of Common Shares to be Sold Pursuant to this Prospectus	Number of Common Shares Beneficially Owned After Offering		Percentage Beneficially Owned After Offering
Sabby Volatility Warrant Master Fund, Ltd.(1)	200,018	(2)	3,904,726	199,115	(3)(4)	3.4	%(3)(4)

(1)	Sabby Management, LLC is the investment manager of Sabby Fund and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby Fund. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein.

(2)	As of June 30, 2025, Sabby Fund beneficially owned (i) Existing Investment Options issued prior to the Private Placement that are presently exercisable for 199,115 common shares, (ii) pre-funded warrants issued pursuant to the Purchase Agreement that are presently exercisable for 1,952,363 common shares and (iii) preferred investment options issued pursuant to the Purchase Agreement that are presently exercisable for 1,952,363 common shares.

The terms of the Existing Investment Options, and the pre-funded warrants and preferred investment options issued pursuant to the Purchase Agreement, preclude a holder thereof from exercising such holder’s Existing Investment Options, pre-funded warrants and/or preferred investment options, if after giving effect to the issuance of common shares upon such exercise, the holder (together with the holder’s affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any such Existing Investment Options, pre-funded warrants and/or preferred investment options, 9.99% with effect not sooner than 61 days after notifying the Company) of the number of common shares outstanding immediately after giving effect to the issuance of common shares issuable upon such exercise. The Selling Shareholder has elected 4.99% for the Existing Investment Options and preferred investment options and 9.99% for the pre-funded warrants as of the date hereof. The number of common shares beneficially owned by the Selling Shareholder prior to this offering reflects this beneficial ownership limitation.

(3)	Represents 119,115 common shares issuable upon exercise of presently exercisable Existing Investment Options outstanding prior to the Private Placement. Concurrently with the Company’s entry into the Purchase Agreement, the Company and the Selling Shareholder entered into the Existing Investment Option Amendment to reduce the exercise price of the Existing Investment Options from $16.60 per common share to $2.436 per common share in consideration for the Selling Shareholder’s participation in the Private Placement and the payment by the Selling Shareholder to the Company cash consideration of $0.125 per Existing Investment Option. Although the common shares issuable upon exercise of the Existing Investment Options are not covered by this prospectus, they are currently registered on another effective registration statement under the Securities Act and can may also be freely sold if exercised on a cashless basis pursuant to Rule 144 promulgated under the Securities Act. The number and percentage of common shares beneficially owned does not reflect the sale of any of the 119,115 common shares issuable upon exercise of the presently exercisable Existing Investment Options.

(4)	Because the Selling Shareholder may sell, transfer or otherwise dispose of all, some or none of the common shares covered by this prospectus, we cannot determine the number of such common shares that will be sold, transferred or otherwise disposed of by the Selling Shareholder, or the amount or percentage of our common shares that will be held by the Selling Shareholder upon completion of this offering. For purposes of this table, we have assumed that the Selling Shareholder will sell all their common shares covered by this prospectus, including common shares issuable upon exercise of the pre-funded warrants and preferred investment options issued in the Private Placement.

PLAN OF DISTRIBUTION

The Selling Shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Company’s principal trading market, which is currently the Nasdaq Capital Market, or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale of the securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale of the securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale of the securities may not simultaneously engage in market making activities with respect to the common shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common shares by the Selling Shareholder or any other person. We will make copies of this prospectus available to the Selling Shareholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Norton Rose Fulbright US LLP, which has acted as our special United States counsel in connection with this offering, has passed on certain legal matters with respect to United States federal law in connection with this offering. Norton Rose Fulbright Canada LLP, which has acted as our Canadian counsel in connection with this offering, has passed, and is passing, on certain legal matters with respect to Canadian law in connection with this offering.

EXPERTS

The consolidated financial statements of InMed Pharmaceuticals Inc. as of June 30, 2024 and 2023, and for each of the years in the two-year period ended June 30, 2024, have been incorporated by reference herein in reliance upon the report of Marcum LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as expert in accounting and auditing. The audit report covering the June 30, 2024 and June 30, 2023 consolidated financial statements contains an explanatory paragraph that states that the Company has incurred recurring losses and negative cash flows and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common shares offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common shares, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the periodic reporting requirements of the Exchange Act and in accordance therewith file periodic reports, including, but not limited to, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, proxy statements and other information filed or furnished from time to time with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. The SEC maintains an internet website that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. We also maintain a website at www.inmedpharma.com, by which you may access these materials (including the documents incorporated into this prospectus by reference) free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information that is contained on, or that may be accessed through, our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

SEC rules permit us to “incorporate by reference” certain information into this prospectus, which means that we can disclose important information about us by referring you to another document filed or furnished separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for information superseded by information contained in this prospectus or in any subsequently filed or furnished incorporated document. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must carefully review all of the SEC filings and furnishings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. However, we undertake no obligation to update or revise any statements we make, except as required by law.

This prospectus incorporates by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished and not filed with the SEC) on or after the date of this prospectus and prior to the termination of the offering covered by this prospectus:

●	our Annual Report on Form 10-K for the fiscal year ended June 30, 2024, filed with the SEC on September 30, 2024;

●	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 12, 2025, for the quarter ended December 31, 2024, filed with the SEC on February 12, 2025, and for the quarter ended September 30, 2024, filed with the SEC on November 14, 2024;

●	our Definitive Proxy Statements on Schedule 14A, filed with the SEC on May 16, 2025 and October 28, 2024;

●	our Current Reports on Form 8-K, filed with the SEC on June 30, 2025, June 13, 2025, February 14, 2025, December 19, 2024, December 18, 2024, November 12, 2024, November 5, 2024 and September 20, 2024 (except, in each case, any information, including exhibits, furnished and not filed with the SEC); and

●	the description of our common shares in our Registration Statement on Form 8-A filed with the SEC on November 5, 2020, including any subsequent amendment thereto filed for the purpose of updating such description.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or in any subsequently filed or furnished document, which is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Any such request may be made by writing or calling us at the following address or phone number:

InMed Pharmaceuticals Inc.

Suite 1445 – 885 West Georgia St.
Vancouver, British Columbia, Canada V6C 3E8

(604) 669-7207

Attention: Netta Jagpal, CFO

3,904,726 Common Shares

PROSPECTUS

     , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Set forth below is an estimate (except in the case of the registration fee) of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the offered securities, other than underwriting discounts and commissions. Sabby Volatility Warrant Master Fund, Ltd., or the Selling Shareholder, will not bear any portion of the expenses below.

SEC registration fee		$2,726.03
Printing fees and expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent fees and expenses		*
Miscellaneous fees and expenses		*
Total	$	*

*	These fees are calculated based on the number of issuances and number of securities offered, and accordingly, cannot be estimated at this time.

Item 14. Indemnification of Directors and Officers

We are subject to the provisions of Part 5, Division 5 of the BCBCA. Under Section 160 of the BCBCA, we may, subject to Section 163 of the BCBCA:

(1)	indemnify an individual who:

●	is or was a director or officer of our company;

●	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of our company, or (ii) at our request, or

●	at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual, or collectively an eligible party, against all eligible penalties to which the eligible party is or may be liable; and

(2)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

●	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, and eligible proceeding.

●	“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (i) is or may be joined as a party, or (ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

●	“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the BCBCA, and subject to Section 163 of the BCBCA, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (i) has not been reimbursed for those expenses, and (ii) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the BCBCA, and subject to Section 163 of the BCBCA, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the BCBCA, the eligible party will repay the amounts advanced.

Under Section 163 of the BCBCA, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the BCBCA, as the case may be, if any of the following circumstances apply:

●	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

●	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

●	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

●	in the case of an eligible proceeding (other than a civil proceeding), if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160, 161 or 162 of the BCBCA, as the case may be, in respect of the proceeding.

Under Section 164 of the BCBCA, and despite any other provision of Part 5, Division 5 of the BCBCA and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the BCBCA, on application of our company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

●	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

●	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

●	order the enforcement of, or payment under, an agreement of indemnification entered into by us;

●	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBCA; or

●	make any other order the court considers appropriate.

Section 165 of the BCBCA provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Under our Articles, and subject to the BCBCA, we must indemnify our directors, former directors or alternate directors and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with our company on the terms of the indemnity contained in our Articles.

Under our Articles, and subject to the BCBCA, we may agree to indemnify and may indemnify any person (including an eligible party) against eligible penalties and pay expenses incurred in connection with the performance of services by that person for us. We have entered into indemnity agreements with our directors and certain of our officers.

Pursuant to our Articles, the failure of an eligible party to comply with the BCBCA or our Articles does not, of itself, invalidate any indemnity to which he or she is entitled under our Articles.

Under our Articles, we may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

●	is or was our director, alternate director, officer, employee or agent;

●	is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was our affiliate;

●	at our request, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity;

●	at our request, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity; or

●	against any liability incurred by him or her as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

In addition, we have entered into an indemnification agreement with each of our directors, which requires us to indemnify them.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act. All share numbers below give effect to the Reverse Stock Split:

●	On September 13, 2022, we closed a private placement, pursuant to which we issued to the investors in the private placement (i) 90,000 common shares, (ii) pre-funded warrants to purchase an aggregate of 601,245 common shares and (iii) preferred investment options to purchase up to an aggregate of 1,382,490 common shares, for a gross aggregate amount of approximately $6 million. In addition, an investor agreed to cancel preferred investment options to purchase up to an aggregate of 412,331 of our common shares which had been previously issued to such investor. In connection with the private placement, we also issued to designees of the exclusive placement agent for the private placement, preferred investment options to purchase an aggregate of 44,931 common shares. The foregoing issuances were made in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act in that such sales did not involve a public offering.

●	On November 21, 2022, we closed a private placement, or the November Private Placement, pursuant to which we issued (i) 150,000 common shares, (ii) pre-funded warrants to purchase an aggregate of 1,668,185 common shares and (iii) preferred investment options to purchase up to an aggregate of 3,272,733 common shares, for a gross aggregate amount of approximately $6 million. In addition, in connection with the November Private Placement, the purchasers therein, including the Selling Shareholder, agreed to cancel preferred investment options to purchase up to an aggregate of 1,383,490 of our common shares which had been previously issued to such purchasers. In connection with the November Private Placement, we also issued preferred investment options to purchase up to an aggregate of 118,182 of our common shares to designees of the exclusive placement agent for the November Private Placement. The foregoing issuances were made in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act in that such sales did not involve a public offering.

●

On October 26, 2023, the Company consummated a securities purchase agreement, or the October 2023 Private Placement, with two institutional accredited investors, including the Selling Shareholder, for the sale and issuance of an aggregate of 3,012,049 of its common shares (or pre-funded warrants in lieu thereof) at a purchase price of $0.83 per share. In addition, the Company agreed to issue to the purchasers therein, unregistered preferred investment options to purchase up to an aggregate of 3,012,049 common shares. In connection with the October 2023 Private Placement, the Company also issued preferred investment options to purchase up to an aggregate of 408,511 common shares to H.C. Wainwright & Co., LLC, or Wainwright, the exclusive placement agent for the October 2023 Private Placement.

Concurrently with the October 2023 Private Placement, the Company also entered into an inducement offer letter agreement, or the Inducement Letter, with the purchasers therein, including the Selling Shareholder, to purchase up to an aggregate of 3,272,733 common shares of the Company issued to such purchasers on November 21, 2022. Pursuant to the Inducement Letter, such purchasers agreed to exercise for cash their existing preferred investment options to purchase an aggregate of 3,272,733 common shares of the Company at a reduced exercise price of $0.83 per share in consideration of the Company’s agreement to issue new unregistered preferred investment options to purchase up to an aggregate of 6,545,466 of our common shares.

The foregoing issuances were made in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act and/or the safe harbor set forth under Rule 506 of Regulation D of the Securities Act.

●

On June 26, 2025, the Company consummated a securities purchase agreement, or the June 2025 Private Placement, with the Selling Shareholder for the sale and issuance of an aggregate of 1,952,363 of its common shares (or pre-funded warrants in lieu thereof) at a purchase price of $2.561 per share. In addition, the Company agreed to issue to the purchaser, unregistered preferred investment options to purchase up to an aggregate of 1,952,363 common shares. The common shares issuable upon the exercise of such pre-funded warrants and preferred investment options are being registered on this registration statement. In connection with the June 2025 Private Placement, the Company also issued placement agent preferred investment options to purchase up to an aggregate of 126,904 common shares to Wainwright, the exclusive placement agent for the June 2025 Private Placement.

The foregoing issuances were in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act and/or the safe harbor set forth under Rule 506 of Regulation D of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description of Exhibit

2.1	Amended and Restated Agreement and Plan of Reorganization, dated as of October 13, 2021, by and among InMed Pharmaceuticals Inc., InMed LLC, BayMedica, Inc., BM REP, LLC, as the stockholder representative, and certain stockholders thereto (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 13, 2021).
3.1	Amended and Restated Articles of InMed Pharmaceuticals Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 19, 2020).
4.1	Form of Specific Common Share Certificate (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1 filed with the SEC on July 13, 2021).
4.2	Form of Common Shares Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 12, 2020).
4.3	Form of Common Shares Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2021).
4.4	Form of Series A Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2021).
4.5	Form of Pre-Funded Warrants (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2021).
4.6	Form of Preferred Investment Option (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 6, 2022).
4.7	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 6, 2022).
4.8	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on June 6, 2022).
4.9	Warrant Amendment Agreement (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed with the SEC on June 6, 2022).
4.10	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 14, 2022).
4.11	Form of Preferred Investment Option (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 14, 2022).
4.12	Form of Placement Agent Preferred Investment Option (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on September 14, 2022).
4.13	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 22, 2022).
4.14	Form of Preferred Investment Option (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 22, 2022).
4.15	Form of Placement Agent Preferred Investment Option (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on November 22, 2022).
4.16	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 30, 2023).
4.17	Form of Preferred Investment Option (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 30, 2023).
4.18	Form of Placement Agent Preferred Investment Option (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on October 30, 2023).
4.19	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2025).
4.20	Form of Preferred Investment Option (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2025).
4.23	Form of Placement Agent Preferred Investment Option (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2025).
5.1*	Opinion of Norton Rose Fulbright Canada LLP.

10.1	InMed Pharmaceuticals Inc. 2017 Amended and Restated Stock Option Plan, as amended (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form S-8 filed with the SEC on March 5, 2021).
10.2	Form of Stock Option Agreement pursuant to the InMed Pharmaceuticals Inc. 2017 Amended and Restated Stock Option Plan (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form S-8 filed with the SEC on March 5, 2021).
10.3	Registration Rights Agreement, dated February 5, 2021, between InMed Pharmaceuticals Inc. and several purchasers thereto (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2021).
10.4	Registration Rights Agreement, dated June 28, 2021, between InMed Pharmaceuticals Inc. and several purchasers thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2021).
10.5	Registration Rights Agreement, dated June 1, 2022, between InMed Pharmaceuticals Inc. and the purchasers thereto (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on June 6, 2022).
10.6	Registration Rights Agreement, dated September 9, 2022, between InMed Pharmaceuticals Inc. and the purchasers thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 14, 2022).
10.7	Registration Rights Agreement, dated November 17, 2022, between InMed Pharmaceuticals Inc. and the purchasers thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 22, 2022).
10.8	Registration Rights Agreement, dated November 17, 2022, between InMed Pharmaceuticals Inc. and the purchasers thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 30, 2023).
10.9	Amended and Restated Executive Employment Agreement, dated March 1, 2021, between Eric A. Adams and InMed Pharmaceuticals Inc. (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1 filed with the SEC on July 13, 2021).
10.10	Amendment dated July 11, 2022 to Eric Adams’ Employment Agreement dated 1 March 2021 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2022).
10.11	Amended and Restated Executive Employment Agreement, dated March 1, 2021, between Eric Hsu and InMed Pharmaceuticals Inc. (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1 filed with the SEC on July 13, 2021).
10.12	Employment Agreement dated July 15, 2022, between InMed Pharmaceuticals Inc. and Michael Woudenberg (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 20, 2022)
10.13	Form of InMed Pharmaceuticals Inc. Indemnification Agreement entered into with each member of the board of directors and Chief Financial Officer (incorporated by reference to Exhibit 10.10 to the Company’s Annual Report on Form 10-K filed with the SEC on September 24, 2021)
10.14	Office Premises Lease, dated January 14, 2019, between InMed Pharmaceuticals Inc. and 815 West Hastings Ltd. (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 filed with the SEC on June 19, 2020).
10.15	Form of Amendment of Purchase Agreement and Common Stock Purchase Warrant, dated March 21, 2022 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 22, 2022).
10.16	At the Market Offering Agreement dated April 7, 2021 by and between InMed Pharmaceuticals Inc., and H.C. Wainwright & Co., LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 7, 2022).
10.17	Form of Securities Purchase Agreement dated October 24, 2023 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 30, 2023).
10.18	Form of Inducement Letter dated October 24, 2023 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on October 30, 2023).

10.19	Amendment No. 1, dated June 27, 2024, to the At the Market Offering Agreement dated April 7, 2022 by and between InMed Pharmaceuticals Inc., and H.C. Wainwright & Co., LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 28, 2024).
10.20	Consulting Agreement, dated as of May 17, 2024, between the Company and Alexandra D. J. Mancini, d.b.a True North Synergy Inc. (incorporated by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-K filed with the SEC on September 30, 2024).
10.21	Scientific Advisory Board Consulting Agreement, dated as of September 4, 2024, between the Company and Barry Greenberg, Ph.D. (incorporated by reference to Exhibit 10.20 to the Company’s Annual Report on Form 10-K filed with the SEC on September 30, 2024).
10.22	Standby Equity Purchase Agreement, dated December 13, 2024, by and between the Company and YA II PN, LTD (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 18, 2024).
10.23	Amendment to Standby Equity Purchase Agreement, dated June 13, 2025, by and between the Company and YA II PN, LTD (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 13, 2025).
10.24	Form of Securities Purchase Agreement dated June 24, 2025 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2025).
10.25	Form of Existing Investment Option Amendment (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2025).
21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K filed with the SEC on September 30, 2024).
23.1*	Consent of Marcum LLP
23.2*	Consent of Norton Rose Fulbright Canada LLP (included in opinion filed as Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page).
107*	Filing Fee Table.

*	Filed herewith.

(b)	Financial Statement Schedules

None

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on July 9, 2025.

INMED PHARMACEUTICALS INC.

By:	/s/ Eric A. Adams
Name:	Eric A. Adams
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Eric A. Adams and Netta Jagpal, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on July 9, 2025.

Signature	Title

/s/ Eric A. Adams	President, Chief Executive Officer and Director
Eric A. Adams	(Principal Executive Officer)

/s/ Netta Jagpal	Chief Financial Officer
Netta Jagpal	(Principal Financial Officer and Principal Accounting Officer)

/s/ Andrew Hull	Director
Andrew Hull

/s/ Bryan Baldasare	Director
Bryan Baldasare

/s/ Nicole Lemerond	Director
Nicole Lemerond

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of InMed Pharmaceuticals Inc. in the United States, on July 9, 2025.

Andrew Hull

/s/ Andrew Hull
Authorized Representative